As filed with the Securities and Exchange Commission on May 18, 2009
Registration No. 333-116216

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0562944 (I.R.S. Employer Identification No.)

600 North Dairy Ashford Houston, Texas (Address of Principal Executive Offices)	77079 (Zip Code)

2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
ConocoPhillips Savings Plan
ConocoPhillips Store Savings Plan
(Full title of the plans)

Janet Langford Kelly
Senior Vice President, Legal,
General Counsel and Corporate Secretary
600 North Dairy Ashford
Houston, Texas 77079
(Name and address of agent for service)
(281) 293-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     ConocoPhillips (the “Registrant”) filed a Registration Statement on Form S-8 on June 4, 2004, as amended on April 26, 2005 (Registration No. 333-116216) (the “2004 Registration Statement”), to register shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), for issuance pursuant to the (a) 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “2004 Omnibus Plan”); (b) the ConocoPhillips Savings Plan; and (c) the ConocoPhillips Store Savings Plan. Giving effect to the Company’s 2-for-1 stock split on June 1, 2005, the Company has previously registered the issuance of 70,000,000 shares pursuant to the 2004 Omnibus Plan.
     On May 13, 2009 the stockholders of the Registrant approved the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “2009 Omnibus Plan”), which replaces the 2004 Omnibus Plan. Because of the adoption of the 2009 Omnibus Plan, no further awards will be made under the 2004 Omnibus Plan.
     According to the terms of the 2009 Omnibus Plan, any shares of Common Stock available for future awards under the 2004 Omnibus Plan, but not actually subject to outstanding awards, as of May 13, 2009, are available for issuance under the 2009 Omnibus Plan. Of the 70,000,000 shares of Common Stock registered under the 2004 Registration Statement and issuable pursuant to the 2004 Omnibus Plan, 41,715,054 shares (the “Carryover Shares”) have not been sold and are not currently subject to awards under the 2004 Omnibus Plan. Those 41,715,054 shares are hereby deregistered. The 2004 Registration Statement otherwise continues in effect as to the shares of Common Stock remaining available for offer or sale pursuant to the 2004 Registration Statement.
     Contemporaneously with the filing of this Post-Effective Amendment No. 2 to the 2004 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register shares of its Common Stock for issuance pursuant to the 2009 Omnibus Plan, including the Carryover Shares.
     In accordance with Rule 457(p) promulgated under the Securities Act of 1933, this Post-Effective Amendment No. 2 to the 2004 Registration Statement is being filed to (i) deregister the Carryover Shares and (ii) carry over the registration fees paid for the Carryover Shares that were previously registered on the 2004 Registration Statement to the Registration Statement on Form S-8 for the 2009 Omnibus Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment No. 2.
     There may be shares of Common Stock registered on the 2004 Registration Statement that are represented by awards granted under the 2004 Omnibus Plan that, after May 13, 2009, expire or are forfeited or canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Registrant. Upon such forfeiture, expiration or cancelation, such shares will also automatically be deregistered under the 2004 Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2009.

CONOCOPHILLIPS
By:	/s/ Sigmund L. Cornelius
Sigmund L. Cornelius
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below appoints Sigmund L. Cornelius, Janet Langford Kelly and Carin S. Knickel, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of ConocoPhillips, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents or instruments necessary or appropriate to enable ConocoPhillips to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this Registration Statement has been signed below by the following persons in the capacities indicated on May 18, 2009.

SIGNATURE	TITLE

/s/ James J. Mulva James J. Mulva	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sigmund L. Cornelius Sigmund L. Cornelius	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Glenda M. Schwarz Glenda M. Schwarz	Vice President and Controller (Principal Accounting Officer)

SIGNATURE	TITLE

/s/ Richard L. Armitage	Director

Richard L. Armitage

/s/ Richard H. Auchinleck	Director

Richard H. Auchinleck

/s/ James E. Copeland, Jr.	Director

James E. Copeland, Jr.

/s/ Kenneth M. Duberstein	Director

Kenneth M. Duberstein

/s/ Ruth R. Harkin	Director

Ruth R. Harkin

/s/ Harold W. McGraw III	Director

Harold W. McGraw III

/s/ Harald J. Norvik	Director

Harald J. Norvik

/s/ William K. Reilly	Director

William K. Reilly

/s/ Bobby S. Shackouls	Director

Bobby S. Shackouls

/s/ Victoria J. Tschinkel	Director

Victoria J. Tschinkel

/s/ Kathryn C. Turner	Director

Kathryn C. Turner

/s/ William E. Wade, Jr.	Director

William E. Wade, Jr.

     ConocoPhillips Store Savings Plan and ConocoPhillips Savings Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the ConocoPhillips Store Savings Plan and the ConocoPhillips Savings Plan) have duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on behalf of the ConocoPhillips Store Savings Plan and the ConocoPhillips Savings Plan by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2009.

CONOCOPHILLIPS SAVINGS PLAN CONOCOPHILLIPS STORE SAVINGS PLAN (Plans)
By:	/s/ Frances M. Vallejo
	Name:	Frances M. Vallejo
	Title:	Administrator